Filed Pursuant to Rule 424(b)(1)
Registration No. 333-175356

Globalstar, Inc.
$18,000,000 Aggregate Principal Amount of 5.0% Convertible Senior Unsecured Notes
Guarantees of the 5.0% Convertible Senior Unsecured Notes
Warrants to Purchase 7,200,000 Shares of Common Stock
Shares of Common Stock Issuable upon Conversion of Notes and Exercise of Warrants

PROSPECTUS

The selling securityholders identified in this prospectus may offer and sell up to $18 million aggregate principal amount of 5.0% Convertible Senior Unsecured Notes (the “Notes”), guarantees of such Notes by certain subsidiary guarantors, warrants to purchase 7,200,000 shares of our voting common stock, par value $0.0001 per share (“common stock”) (the “Warrants”) and the shares of common stock that may issued upon conversion of the Notes or exercise of the Warrants (the “shares”).  The selling securityholders may sell these securities in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 27.

We will not receive any proceeds from the sale of the shares by the selling securityholders.

The selling securityholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The NASDAQ Stock Market under the symbol “GSAT.”  On September 1, 2011, the closing sale price of our common stock on The NASDAQ Stock Market was $0.80 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves risks.  You should consider carefully the risks described in the “Risk Factors” section beginning on page 2 and under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Item 1A of subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.  See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2011.

TABLE OF CONTENTS

THE COMPANY	1
THE OFFERING	1
RISK FACTORS	2
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	8
RATIO OF EARNINGS TO FIXED CHARGES	9
USE OF PROCEEDS	9
SELLING SECURITYHOLDERS	10
DESCRIPTION OF THE NOTES AND THE GUARANTY	11
DESCRIPTION OF THE WARRANTS	25
PLAN OF DISTRIBUTION	27
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND MORE INFORMATION	28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	28

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell or soliciting offers to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation.

You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

Unless the context requires otherwise, references to “we,” “us,” “our,” “Globalstar” and the “company” refer to Globalstar, Inc.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Exchange Act. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward- looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled "Risk Factors" included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our subsequent SEC filings and those factors summarized below.

Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

i

•  our ability to improve our customer base for two-way communications service and ARPU after the launch of our second-generation satellite constellation and thereafter;

•  our ability to generate increased revenues from our one-way data communications services, including our one-way data communication, or Simplex, and our SPOT family of products;

•  problems with respect to the construction, launch or in-orbit performance of our existing and future satellites, including possible future losses on the launch of satellites that are not fully covered by insurance, with the performance of the ground-based facilities operated by us or by the independent gateway operators, or with the performance of our system as a whole;

•  our ability to attract sufficient additional funding to meet our current future capital requirements, in particular the funding of our second-generation satellite constellation and related capital improvements;

•  competition and our competitiveness vis-à-vis other providers of satellite and ground-based products and services;

•  the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions;

•  changes in technology;

•  changes in our business strategy or development plans;

•  our ability to attract and retain qualified personnel;

•  worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;

• control by our controlling stockholder; and

•  legal, regulatory and tax developments, including changes in domestic and international government regulation.

New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Risks and uncertainties that could cause or contribute to such differences include, without limitation, those listed in “Risk Factors” or incorporated by reference in this prospectus.

Although we believe that the forward-looking statements contained or incorporated by reference in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

ii

THE COMPANY

We are a leading provider of mobile voice and data communication services via satellite. Our communications platform extends telecommunications beyond the boundaries of terrestrial wireline and wireless telecommunications networks to serve our customers’ desire for connectivity. Using in-orbit satellites and ground stations, which we call gateways, we offer voice and data communications services to government agencies, businesses and other customers in over 120 countries.

Our principal executive offices are located at 300 Holiday Square Blvd., Covington, Louisiana 70433 and our telephone number at that address is (985) 335-1500.

THE OFFERING

On June 14, 2011, Globalstar, Inc. (the “Company”) entered into a Third Supplemental Indenture ( the ”Indenture”) relating to the sale and issuance by the Company to selected investors (the “Investors”) in private transactions of up to $50 million in aggregate principal amount of the Company’s 5.0% Convertible Senior Unsecured Notes (the “Notes”) and warrants (the “Warrants”) to purchase up to 20 million shares of voting common stock of the Company (“common stock”) at an exercise price of $1.25 per share.  The Notes are convertible into shares of common stock at an initial conversion price of $1.25 per share of common stock, subject to adjustment in the manner set forth in the Indenture. The Notes are guaranteed on a subordinated basis by substantially all of the Company’s domestic subsidiaries (the “Guarantors”), on an unconditional joint and several basis, pursuant to a Guaranty Agreement (the “Guaranty”). The Warrants will be exercisable after stockholder approval is obtained until five years after the issuance.  The Notes and Warrants have anti-dilution protection in the event of certain stock splits or extraordinary share distributions, and a reset of the conversion and exercise price on April 15, 2013 if the Company’s common stock is below the initial conversion and exercise price.

On June 14 and 20, 2011, the Company issued $30 million and $8 million, respectively, in aggregate principal amount of the Notes, the related Guaranty, and warrants to purchase 12,000,000 and 3,200,000 shares of common stock, respectively.  The securities were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.

The Company raised gross proceeds of $38 million, before deducting fees and other offering expenses. The Investors have a right to purchase up to $12 million of additional Notes and a corresponding number of Warrants by September 15, 2011 on the same terms.

The Notes are senior unsecured debt obligations of the Company and rank pari passu with the Company’s existing 5.75% Convertible Senior Notes due 2028 and 8.00% Convertible Senior Unsecured Notes and subordinated to the Company’s obligations pursuant to its Facility Agreement. There is no sinking fund for the Notes. The Notes will mature at the earlier to occur of (i) December 14, 2021, or (ii) six months following the maturity date of the Facility Agreement and bear interest at a rate of 5.0% per annum. Interest on the Notes will be payable in-kind semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2011. Under certain circumstances, interest on the Notes will be payable in cash at the election of the holder if such payments are permitted under the Company’s Facility Agreement.

Subject to certain exceptions to be set forth in the Indenture, the Notes will be subject to repurchase for cash at the option of the holders of all or any portion of the Notes upon a fundamental change at a purchase price equal to 100% of the principal amount of the Notes, plus a make-whole payment and accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of the common stock.

Holders will have the ability to convert their Notes at their option at any time, subject to a cap of 19.9% of the outstanding common stock until stockholder approval has been obtained in accordance with Nasdaq Listing Rules. Thermo Funding Company LLC, which is one of the Investors, which together with its affiliates, holds approximately 63% of the Company’s outstanding voting common stock, has entered into a Voting Agreement pursuant to which it has agreed to vote for such approval.

The Indenture contains customary financial reporting requirements and also contains restrictions on the issuance of additional indebtedness, liens, loans and investments, dividends and other restricted payments, mergers, asset sales, certain transactions with affiliates and layering of debt. The Indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, defaults under other material indebtedness and failure to pay material judgments, either the trustee or the holders of 20% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the Notes and accrued interest automatically will become due and payable.

Furthermore, the Company entered into a registration rights agreement, dated as of June 14, 2011 (the “Registration Rights Agreement”) with the Investors pursuant to which the Company agreed to register the Notes, the Guaranty, the Warrants and the underlying shares of common stock for the resale under the Securities Act of 1933. Because of Thermo Funding Company’s status as an affiliate, its Notes, Guaranty and Warrants are not a part of this registration statement. If the registration statement is not filed within 20 days after June 14, 2011 is not declared effective by the Securities and Exchange Commission within 70 days of filing of the registration statement, additional interest of 2% and 1%, respectively, will be payable on the Notes until the registration condition is met.

A special committee of the Company’s board of directors, consisting of all independent directors, reviewed and approved the transactions described above.

See “Description of the Notes and the Guaranty” and “Description of the Warrants” for additional information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below together with the other information contained or incorporated by reference in this prospectus before you decide to buy our common stock. Any of these risks could materially adversely affect our business, financial condition or results of operations or the value of your investment.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business can be found in Item 1A of our Annual Report on Form 10-K  for the fiscal year ended December 31, 2010 and Item 1A of subsequently filed Quarterly Reports on Form 10-Q, which documents are incorporated by reference herein.

Risks Related to the Notes, the Guaranty, the Warrants and Our Common Stock

The Notes and the Guaranty are subordinated to our obligations under our COFACE Facility Agreement, and the facility substantially limits your remedies and our ability to pay cash in respect of the Notes.

The Notes and the Guaranty are subordinated to the prior payment in full of our obligations under our $586.3 million COFACE Facility Agreement. So long as we have obligations outstanding under the Facility Agreement, you will not be able to exercise most of your remedies in respect of the Notes, including acceleration of the Notes upon an event of default, without the permission of the lenders under the Facility Agreement. In addition, the Facility Agreement contains covenants that will prevent us from paying cash on the Notes (including payments upon maturity of the Notes or upon a fundamental change): (i) at any time during the availability period of loans under the facility; and (ii) only under very limited circumstances thereafter. Consequently, we may not be able to repurchase the Notes if a fundamental change occurs, and we may not be able to redeem the Notes upon maturity unless we have repaid all of our obligations under the Facility Agreement. If the restrictions in the Facility Agreement prevent us from making a required payment in respect of the Notes, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

The Notes and the Guaranty will be effectively subordinated to any existing and future secured indebtedness.

The Notes will be our general, unsecured obligations and will effectively rank junior in right of payment to our existing and future secured debt (including, but not limited to, the debt we incur in connection with the Facility Agreement) to the extent of the value of the assets securing such debt. The Notes will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any future debt that is subordinated in right of payment to the Notes. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured indebtedness will be entitled to be paid in full from our assets that secure their debt before such assets may be used to pay the holders of the Notes.

The Facility Agreement is guaranteed by our principal domestic subsidiaries and is secured by a first lien on our and our domestic subsidiaries' property (subject to limitations on the grant of security interests on FCC licenses under applicable law). The Notes and the Guaranty, therefore, are effectively subordinated to the Facility Agreement obligations and to the guarantees that our principal domestic subsidiaries have provided to our secured lenders and to any secured obligations we or our subsidiaries may incur, in the future.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the Notes.

Any issuance of equity securities after the date of this prospectus, including any issuance of shares upon conversion of the Notes or exercise of the Warrants, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their Notes or exercise of their Warrants, and could substantially decrease the trading price of our common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in Globalstar and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Notes or the Warrants, or any common stock that holders receive upon conversion of the Notes or exercise of the Warrants.

Fluctuations in the price of our common stock may impact the price of the Notes and the Warrants and make them more difficult to resell.

Because the Notes are convertible into, and the Warrants are exercisable for, shares of our common stock (or, if we settle all or any portion of our conversion obligation in cash and the conversion value that you will receive upon conversion of your Notes is based on the price of our common stock), volatility or depressed prices for our common stock could have a similar effect on the trading of the Notes, the Guaranty or the Warrants. Holders who receive common stock upon conversion of the Notes or exercise of the Warrants will also be subject to the risk of volatility and depressed prices of our common stock.

The make-whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your Notes as a result of such transaction.

In connection with a fundamental change, we may be required to increase the conversion rate for the Notes surrendered for conversion. The conversion rate adjustment is designed to compensate you for the lost option time value of your Notes as a result of certain fundamental changes; such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases there may not be a conversion rate adjustment.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the Notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure, or otherwise adversely affect holders of the Notes.

Under the terms of the Notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might harm our financial condition. As a result, we could enter into any of these transactions without being required to make an offer to repurchase the Notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or otherwise materially adversely affect the holders of the Notes. In addition, if a transaction is not considered a fundamental change under the terms of the Notes, holders may not be able to convert their Notes or may not be eligible to receive a make-whole premium in connection with a conversion. Accordingly, our obligation to offer to purchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may not have the ability to purchase the Notes when required under the terms of the Notes.

Holders of Notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. We cannot assure you that we will have sufficient financial resources to pay the purchase price of the Notes on any date that we would be required to do so under the terms of the Notes. If we do not have sufficient financial resources, we may have to raise funds through debt or equity financing. Our ability to raise this financing will depend on prevailing market conditions. Further, we may not be able to raise this financing within the period required to satisfy our obligation to make timely payment under the terms of the Notes.

The source of funds for any purchase of Notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. Sufficient funds may not be available at such time to make any required repurchases of Notes tendered.

An active trading market for the Notes or the Warrants may not develop, and the absence of an active trading market and other factors may adversely impact the price of those securities.

There is currently no public market for the Notes or the Warrants, and no active trading market may ever develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes or the Warrants may be adversely affected. If these securities are traded after their initial issuance, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of shares of our common stock, our performance and other factors.

We have no plans to list the Notes or the Warrants on a securities exchange.

If you hold Notes or Warrants, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes or Warrants, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of our common stock to you upon conversion of your Notes or exercise of your Warrants. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the date on which you become the record holder of any shares of our common stock issued upon conversion of the Notes or exercise of the Warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The base conversion rate may not be adjusted for all dilutive events that may occur.

The base conversion rate is subject to adjustment for certain dividends and other dilutive transactions as described under "Description of the Notes—Conversion Rights—Base Conversion Rate Adjustments." The base conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or a third party tender offer (including third party cash tender offers), that may adversely affect the trading price of the Notes or the common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the base conversion rate, will not occur.

The issuance of common stock, if any, upon conversion of the Notes or exercise of the Warrants will dilute the ownership interest of existing stockholders.

If we are required to issue common stock upon conversion of the Notes or exercise of the Warrants, the issuance will dilute the ownership interests of existing stockholders. Any sales in the public market of newly issued common stock could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Provisions of the Notes could discourage an acquisition of us by a third party.

Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all or any portion of their Notes for cash at a price equal to 100% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the Notes, we may not enter into certain mergers unless, among other things, the surviving entity assumes all of our obligations under the Notes and the indenture relating to the Notes.

Adjustments to the conversion rate could give rise to constructive dividends.

The base conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the base conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the base conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you.

You are urged to consult your tax advisors as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the Notes.

Failure to comply with covenants in our existing or future financing agreements could result in cross defaults under some of our financing agreements, which cross defaults could jeopardize our ability to satisfy our obligations under the Notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements, including the covenants in the Notes. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross default provisions, including the indenture governing the Notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of the Notes.

Failure to satisfy the NASDAQ Stock Market listing requirements may result in our common stock being removed from listing on the NASDAQ Global Select Market.

Our voting common stock is currently listed on the Global Select Market of the NASDAQ Stock Market under the symbol "GSAT." For continued inclusion on the NASDAQ Global Select Market, we must generally maintain, among other requirements, either (a) shareholders' equity of at least $10 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $5 million; or (b) market capitalization of at least $50 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $15 million. If we fail to meet the minimum closing bid price or the minimum market value standards described above for at least 30 consecutive trading days, our common stock could be at risk of being removed from listing on the NASDAQ Global Select Market. If our common stock were removed from listing on the NASDAQ Global Select Market, our common stock may be transferred to the NASDAQ Capital Market if we satisfy the listing criteria for the NASDAQ Capital Market, or trading of our common stock may be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock, which may make it more difficult for shareholders to dispose of, or to obtain accurate quotations for the price of, our common stock. Removal of our common stock from listing on the NASDAQ Stock Market may also make it more difficult for us to raise capital through the sale of our securities.

If our common stock is not listed on a U.S. national stock exchange, such as NASDAQ, or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market, holders of our 5.75% Notes, 8% Notes and 5.0% Notes will have the option to require us to repurchase their notes, which we may not have sufficient financial resources to do. In addition, if our common stock is not listed on a U.S. national stock exchange, we will be obligated to make any earn-out payments for the Axonn acquisition in cash rather than common stock.

Restrictive covenants in our Facility Agreement do not allow us to pay dividends on our common stock in the foreseeable future.

We do not expect to pay cash dividends on our common stock. Our Facility Agreement currently prohibits the payment of cash dividends. Any future dividend payments are within the discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.

The market price of our common stock is volatile and there is a limited market for our shares.

The trading price of our common stock is subject to wide fluctuations. Factors affecting the trading price of our common stock may include:
•	actual or anticipated variations in our operating results;
•	further failure in the performance of our current or future satellites or an additional delay in the launch of our second-generation satellites;
•
changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our common stock or the common stock of our competitors;

•	actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;
•	actual or anticipated changes in the regulatory environment affecting our industry;
•	actual or anticipated sales of common stock by our controlling stockholder or others;
•	changes in the market valuations of our industry peers; and
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Our stockholders may be unable to resell their shares of our common stock at or above the initial purchase price. Additionally, because we are a controlled company there is a limited market for our common stock and we cannot assure our stockholders that a trading market will develop further or be maintained.

Trading volume for our common stock historically has been low. Sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

The future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our current stockholders. We are authorized to issue 1.0 billion shares of common stock (135.0 million are designated as nonvoting), of which approximately 290.7 million shares of voting common stock and 19.3 million shares of nonvoting common stock were issued and outstanding as of December 31, 2010 and 690.0 million were available for future issuance. The potential issuance of such additional shares of common stock, whether directly or pursuant to any conversion right of any convertible securities, may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We have issued and may issue shares of preferred stock or debt securities with greater rights than our common stock.

Subject to the rules of the NASDAQ Stock Market, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Currently, there are 100 million shares of preferred stock authorized; one share of Series A Convertible Preferred Stock was issued and subsequently converted to shares of voting and nonvoting common stock during 2009. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than holders of our common stock.

If persons engage in short sales of our common stock, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our common stock.

Provisions in our charter documents and credit agreement and provisions of Delaware law may discourage takeovers, which could affect the rights of holders of our common stock.

Provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws and our Facility Agreement and indenture could hamper a third party's acquisition of us or discourage a third party from attempting to acquire control of us. These provisions include:
•	the absence of cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;
•
the ability of our board of directors to issue preferred stock with voting rights or with rights senior to those of the common stock without any further vote or action by the holders of our common stock;

•	the division of our board of directors into three separate classes serving staggered three-year terms;
•
the ability of our stockholders, at such time when Thermo Capital Partners LLC and its affiliates (“Thermo”) does not own a majority of our outstanding capital stock entitled to vote in the election of directors, to remove our directors only for cause and only by the vote of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors;

•	prohibitions, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, on our stockholders acting by written consent;
•	prohibitions on our stockholders calling special meetings of stockholders or filling vacancies on our board of directors;
•
the requirement, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, that our stockholders must obtain a super-majority vote to amend or repeal our amended and restated certificate of incorporation or bylaws;

•
change of control provisions in our Facility Agreement, which provide that a change of control will constitute an event of default and, unless waived by the lenders, will result in the acceleration of the maturity of all indebtedness under the credit agreement;

•	change of control provisions relating to these Notes and our 5.75% Notes and 8% Notes, which provide that a change of control will permit holders of the Notes to demand immediate repayment; and
•
change of control provisions in our 2006 Equity Incentive Plan, which provide that a change of control may accelerate the vesting of all outstanding stock options, stock appreciation rights and restricted stock.

We also are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. This provision does not apply to Thermo, which became our principal stockholder prior to our initial public offering.

These provisions also could make it more difficult for you and our other stockholders to elect directors and take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our common stock.

We are controlled by Thermo, whose interests may conflict with yours.

As of December 31, 2010, Thermo owned approximately 66% of our common stock outstanding and approximately 64% of our voting power. Additionally, Thermo owns warrants, 8.00% Notes and 5% Notes that may be converted into or exercised for additional shares of common stock. Thermo is able to control the election of all of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale.

We have depended substantially on Thermo to provide capital to finance our business. In 2006 and 2007, Thermo purchased an aggregate of $200 million of common stock at prices substantially above market. On December 17, 2007, Thermo assumed all of the obligations and was assigned all of the rights (other than indemnification rights) of the administrative agent and the lenders under our amended and restated credit agreement. To fulfill the conditions precedent to our Facility Agreement, in 2009, Thermo converted the loans outstanding under the credit agreement into equity and terminated the credit agreement. In addition, Thermo and its affiliates deposited $60.0 million in a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement, purchased $11.4 million of our 8% Notes, and loaned us $25.0 million to fund our debt service reserve account under the Facility Agreement.  In June 2011, Thermo also purchased $20 million of our 5% Notes and related guaranty and warrants.

Thermo is controlled by James Monroe III, our chairman. Through Thermo, Mr. Monroe holds equity interests in, and serves as an executive officer or director of, a diverse group of privately-owned businesses not otherwise related to us. Although Mr. Monroe receives no compensation from us, he has advised us that he intends to devote whatever portion of his time is necessary to perform his duties as our chairman. We do reimburse Thermo and Mr. Monroe for certain expenses they incur in connection with our business.

The interests of Thermo may conflict with the interests of our other stockholders. Thermo may take actions it believes will benefit its equity investment in us or loans to us even though such actions might not be in your best interests as a holder of our common stock.

As a "controlled company," we qualify for, and rely on, exemptions from certain corporate governance requirements.

Thermo owns common stock representing more than a majority of the voting power in election of our directors. As a result, we are considered a "controlled company" within the meaning of the corporate governance standards of the NASDAQ Stock Market. Under these rules, a "controlled company" may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its board of directors consist of independent directors and the requirement that it have a compensation committee and a nominating/corporate governance committee that are composed entirely of independent directors. We have elected to be treated as a controlled company and thus utilize these exemptions. As a result, we do not have a majority of independent directors nor do we have compensation and nominating/corporate governance committees consisting entirely of independent directors. Accordingly, you do not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our pre-emptive rights offering, which we may commence in the future, is not in strict compliance with the technical requirements of our prior certificate of incorporation.

Our certificate of incorporation as in effect when we entered into the irrevocable standby stock purchase agreement with Thermo in 2006 provided that stockholders who are accredited investors (as defined under the Securities Act) were entitled to pre-emptive rights with respect to the transaction with Thermo. We may offer our stockholders as of June 15, 2006 who are accredited investors the opportunity to participate in the transaction contemplated by the irrevocable standby stock purchase agreement with Thermo on a pro rata basis on substantially the same terms as Thermo. Some of our stockholders could allege that the offering does not comply fully with the terms of our prior certificate of incorporation. Although we believe any variance from the requirements of our former certificate of incorporation is immaterial and that we had valid reasons for delaying the pre-emptive rights offering until after our initial public offering, a court may not agree with our position if these stockholders allege that we have violated their pre-emptive rights. In that case, we cannot predict the type of remedy the court could award such stockholders.

The pre-emptive rights offering, which we are required to make to our existing stockholders, will be done on a registered basis, and may negatively affect the trading price of our stock.

The pre-emptive rights offering will be made pursuant to a registration statement filed with, and potentially reviewed by, the SEC. After giving effect to waivers that we have already received, up to 785,328 shares of our common stock may be purchased if the pre-emptive rights offering is fully subscribed. Such shares may be purchased at approximately $16.17 per share, regardless of the trading price of our common stock. The nature of the pre-emptive rights offering may negatively affect the trading price of our common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Common Stock Information

Our common stock trades on the Global Select Market of the NASDAQ Stock Market under the symbol "GSAT." The following table sets forth the high and low closing prices for our common stock as reported for each fiscal quarter during the periods indicated.

Quarter Ended:	High	Low
March 31, 2009	$0.46	$0.20
June 30, 2009	$1.76	$0.40
September 30, 2009	$1.09	$0.76
December 31, 2009	$1.02	$0.64
March 31, 2010	$1.42	$0.93
June 30, 2010	$1.96	$1.32
September 30, 2010	$1.90	$1.41
December 31, 2010	$1.91	$1.39
March 31, 2011	$1.49	$1.01
June 30, 2011	$1.38	$1.04

As of June 30, 2011, there were 293,102,547 shares of our common stock outstanding, which were held by 97 holders of record.

Dividend Information

We have never declared or paid any cash dividends on our common stock. Our Facility Agreement prohibits us from paying dividends. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands, except ratio)

	Year Ended December 31,						Quarter Ended June 30, 2011
	2006		2007	2008	2009	2010
Earnings:
Income (loss) from continuing operations	$23,623		$(27,925)	$(22,792)	$(74,923)	$(97,467)	$(14,068)
Fixed charges	1,611		9,359	43,923	42,757	52,283	14,271
Income tax expense (benefit)	(14,071)		2,864	(2,283)	(16)	396	81
Loss (income) in equity investee	—		—	176	73	2,829	105
Less: capitalized interest	(884)		(196)	(38,050)	(35,887)	(47,122)	(13,079)

Total earnings	$10,279		$(15,898)	$(19,026)	$(67,996)	$(89,081)	$(12,690)

Fixed Charges:
Interest expense	$587		$9,023	$5,733	$6,730	$5,021	$1,157
Estimated interest component of rental expense(1)	140		140	140	140	140	35
Capitalized interest	884		196	38,050	35,887	47,122	13,079

Total fixed charges	$1,611		$9,359	$43,923	$42,757	$52,283	$14,271

Ratio of Earnings to Fixed Charges	6.38	x	*	*	*	*	*

*
For these periods, earnings were inadequate to cover fixed charges. The excess of fixed charges over earnings was as follows: $25.3 million for the year ended December 31, 2007; $62.9 million for the year ended December 31, 2008; $110.8 million for the year ended December 31, 2009; $141.4 million for the year ended December 31, 2010 and $27.0 million for the quarter ended June 30, 2011.

(1)	Represents our estimate of the interest component of operation lease rental expense.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Securityholders.

SELLING SECURITYHOLDERS

The following table sets forth, to our knowledge, certain information about the Selling Securityholders and their ownership of the Notes and the Warrants as of September 2, 2011.

Because the Selling Securityholders may sell all, some or none of the Notes, the Warrants or the shares of common stock they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of the Notes, the Warrants or shares of common stock that will be held by the Selling Securityholders upon termination of the offering.  The information set forth in the following table regarding the beneficial ownership after the offering is based upon the hypothetical assumption that the Selling Securityholders will sell all of the securities owned by them and covered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.  As of June 30, 2011, there were 293,102,547 shares of our voting common stock outstanding.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering
	Number	Percentage		Number	Percentage

StarkSat Inc.
$10 million principal aggregate amount of Notes (2)	22,020,000	7.5%	22,020,000	0	*
Warrants	4,000,000	1.4	4,000,000	0

Capital Ventures International
$4 million principal aggregate amount of Notes (2)	8,808,000	3.0	8,808,000	0	*
Warrants	1,600,000	*	1,600,000	0	*

Whitebox Special Opportunities Fund LP, Series B
$0.4 million principal aggregate amount of Notes (2)	881,000	*	881,000	0	*
Warrants	160,000	*	160,000	0	*

Pandora Select Partners, L.P.
$0.8 million principal aggregate amount of Notes (2)	1,762,000	*	1,762,000	0	*
Warrants	320,000	*	320,000	0	*

Whitebox Concentrated Convertible Arbitrage Partners, L.P
$1.2 million principal aggregate amount of Notes (2)	2,645,000	*	2,645,000	0	*
Warrants	480,000	*	480,000	0	*

Whitebox Multi Strategy Partners, L.P.
$1.6 million principal aggregate amount of Notes (2)	3,525,000	1.2	3,525,000	0	*
Warrants	640,000	*	640,000	0	*

*           Less than 1%

(1)  Only includes ownership of shares that may be sold pursuant to this prospectus.

(2)  The benefit of the Guaranty may only be transferred upon a sale of the Notes.  The number of shares of common stock is an estimate of the maximum number of shares that it may issue upon conversion.

No Selling Securityholder has held any position or office with, or has otherwise had a material relationship with, us or any of our predecessors or affiliates within the past three years.

Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in one or more supplements to this prospectus if and when necessary. The names of any additional Selling Securityholders and information about their holdings and any offering of shares by them will be set forth in one or more supplements to this prospectus.

DESCRIPTION OF THE NOTES AND THE GUARANTY

We have issued 5.0% Convertible Senior Unsecured Notes (the "notes") under an indenture dated April 15, 2008 and a third supplemental indenture dated June 14, 2011, which together we refer to as the "indenture," between us and U.S. Bank, National Association, as trustee (the "trustee"). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As further described below and in "Risk Factors," the notes are effectively subordinated to our existing and future secured indebtedness, the Guaranty is effectively subordinated to the Guarantors’ existing and future secured indebtedness, and the notes and the Guaranty are structurally subordinated to existing and future liabilities of our subsidiaries that are not Guarantors. In addition, as set forth more fully under the caption “—Subordination” below, the notes and the Guaranty are contractually subordinated to our obligations under the Facility Agreement and related documents.  Our various lenders and debt holders have entered into an intercreditor agreement governing their rights, priorities and interests.

You may request from us a copy of the indenture, the form of note, the Guaranty and the intercreditor agreement. See “Where You Can Find More Information.”

The following description is only a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

As used in this "Description of the Notes," the words "the company," "we," "us," "our," "Globalstar," and "GSAT" refer only to Globalstar, Inc. and do not include any of our current or future subsidiaries. As used in this "Description of the Notes," all references to our common stock are to the voting common stock, par value $0.0001 per share, of Globalstar, Inc. See "Description of Capital Stock" which is incorporated by reference into this prospectus.

For purposes of this prospectus and unless otherwise specified, references to the payment of interest include the payment of special interest, if any, accrued pursuant to the terms of the indenture.

General

The notes will be limited to $50,000,000 in original aggregate principal amount, and additional notes will be issued in payment of interest on the notes and, under certain circumstances, pursuant to the registration rights agreement.

The notes will be issued in fully registered form, without interest coupons and only in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on the earlier of December 14, 2021 and six months after the maturity of the COFACE credit facility. The notes are not redeemable before maturity and do not have the benefit of a sinking fund.

The notes will bear interest at an annual rate equal to 5.0%. Interest on the notes will accrue from and including the date specified on the notes until the principal thereof is paid or made available for payment. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2011. Except as otherwise described below, the interest payable on any note will be paid to the person in whose name the note is registered at the close of business on the May 31 or November 30 immediately preceding the relevant interest payment date.

Interest on the notes will be payable in the form of additional notes in the aggregate principal amount equal to the amount of interest due on the applicable interest payment date ("additional notes"). If at any time payment of interest in cash is not prohibited by the Facility Agreement, holders of the notes may elect to receive interest on the notes in cash in lieu of additional notes.

Interest on the notes will be computed using a 360-day year composed of twelve 30-day months. For purposes of the indenture, the notes and this prospectus, and unless the context clearly requires otherwise, references to "interest" include additional interest (described below under the caption "—Events of Default; Waiver and Notice; Acceleration of Maturity") and special interest (also described below under the caption "—Events of Default; Waiver and Notice; Acceleration of Maturity ").

If any interest payment date (other than an interest payment date coinciding with the maturity date or fundamental change purchase date) of any note falls on a day that is not a business day, then the interest payment date will be postponed to the next succeeding business day; provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought back to the immediately preceding business day. If the maturity date or fundamental change purchase date would fall on a day that is not a business day, the required payment of interest, if any, and principal shall be made on the next succeeding business day and no interest on such payment shall accrue for the period from and after the maturity date or fundamental change purchase date, as the case may be, to the next succeeding business day. The term "business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Principal of and interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. The notes may be presented for conversion at the office of the conversion agent (provided that the relevant conditions described below are satisfied), and for registration of transfer or exchange at the office of the registrar as described under "Description of Debt Securities—Form, Exchange and Transfer" in the accompanying prospectus, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Maturity, conversion, purchase by us at the option of a holder upon a fundamental change or redemption of a note will cause interest to cease to accrue. We may not reissue a note that has matured or been converted, purchased by us at the option of a holder upon a fundamental change, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

The notes are subordinated to all of our obligations under the $586.3 million COFACE credit facility and the related documents (the “facility obligations”). In addition, the COFACE credit facility includes covenants that will prevent us from paying cash on the notes (including payments upon maturity of the notes or upon a fundamental change) at any time during the availability period of loans under the facility, which we currently expect will end no later than November 15, 2011, and will permit cash payments on the notes only under very limited circumstances thereafter. The COFACE credit facility is guaranteed by our principal domestic subsidiaries and secured by a first lien on our and our domestic subsidiaries' property (subject to limitations on the grant of security interests on FCC licenses under applicable law). The notes and the Guaranty, therefore, are also effectively subordinated to the COFACE credit facility by virtue of these liens.

The notes will be our senior, unsecured obligations and will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our foreign subsidiaries, and accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of our foreign subsidiaries, including trade payables.

Conversion Rights

General

You may convert your notes at any time before the close of business on the business day immediately preceding the maturity date. If you surrender your notes for conversion, you will receive, in respect of each $1,000 principal amount of notes surrendered, a number of shares of our common stock, which we refer to as the "conversion shares," equal to the aggregate principal amount of notes surrendered (plus any interest accrued and unpaid thereon) divided by the base conversion price (defined below). Upon conversion of a note, a holder will not receive any cash payment for accrued and unpaid interest; instead, accrued and unpaid interest will be converted into shares of our common stock upon the terms set forth in the indenture. Holders that surrender their notes for conversion are also entitled to receive a make-whole premium (defined below) consisting of additional shares of our common stock.

The "base conversion price" is a dollar amount equal to $1,000 divided by the "base conversion rate" then in effect. The "base conversion rate" will initially be set at 800 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as set forth below under "—Base Conversion Rate Adjustments," which equates to a base conversion price of $1.25.

A holder of notes is not entitled to any rights as a stockholder until the holder has converted its notes.

The conversion agent will, on your behalf, convert the notes into the appropriate number of shares of our common stock. You may obtain additional copies of the required form of the conversion notice from the conversion agent.

If any note is converted in part, we will execute and the trustee will, upon receipt of our order, authenticate and deliver to the holder, without any service change, a new note or notes of authorized denominations in an aggregate principal amount equal to the unconverted portion of the principal amount of the note.

In addition, if we do not redeem any notes for cash on the maturity date in accordance with the terms of the Indenture, the holders of such unredeemed notes may, at their option, convert all or a portion of their unredeemed notes into a number of shares of our common stock equal to the quotient of (a) the aggregate principal amount of the notes to be converted together with all accrued and unpaid interest thereon divided by (b) 80% of the volume weighted average closing price for our common stock for the 30 trading days prior to the maturity date.

Base Conversion Rate Adjustments

The base conversion rate for the notes shall be adjusted from time to time as follows:

(a)   If we issue shares of our common stock as a dividend or distribution on shares of our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

CR1 = CR0 × OS1/OS0

where

CR0 = the base conversion rate in effect immediately before the opening of business on the ex-dividend date of the dividend or distribution, or the opening of business on the effective date of the share split or share combination, as applicable;

CR1 = the new base conversion rate in effect immediately after the opening of business on the ex-dividend date or the effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately before the opening of business on the ex-dividend date or the effective date, as applicable; and

OS1 = the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, the dividend, distribution, share split or share combination, as applicable.

Any adjustment pursuant to this clause (a) will become effective immediately following the opening of business on the ex-dividend date for the dividend or distribution or the effective date of the share split or combination, as the case may be. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, the new base conversion rate will be readjusted to the base conversion rate that would then be in effect if the dividend or distribution had not been declared. Except in the case of a share combination or a reverse split, in no event will the base conversion rate be decreased pursuant to this clause (a).

(b)   If we distribute shares of our capital stock, evidences of our indebtedness or our other assets or property or rights or warrants to acquire our capital stock to all or substantially all holders of our common stock, excluding:

(i) dividends, distributions, share splits or share combinations as to which an adjustment applies under clause (a) above;
(ii) dividends or distributions paid exclusively in cash; and
(iii) spin-offs to which the provisions set forth below in this clause (b) apply;

then the base conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (SP0)/(SP0-FMV)

where

CR0 = the base conversion rate in effect immediately before the opening of business on the ex-dividend date for such distribution;

CR1 = the new base conversion rate in effect immediately after the opening of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale price of our common stock over the ten consecutive trading days ending on the business day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by the board of directors) of the shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock at the opening of business on the ex-dividend date for such distribution.

Any adjustment pursuant to this clause (b) will become effective immediately following the opening of business on the ex-dividend date for such distribution of our capital stock, evidences of indebtedness or our other assets or property or rights or warrants to acquire our capital stock.

With respect to an adjustment pursuant to this clause (b) where there has been a payment of a dividend or other distribution on our common stock or shares of our capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or other business units (a "spin-off"), the base conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (FMV0 + MP0)/(MP0)

where

CR0 = the base conversion rate in effect immediately before the close of business on the last trading day of the valuation period;

CR1 = the new base conversion rate in effect immediately after the close of business on the last trading day of the valuation period;

FMV0 = the average of the closing sale price of our capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for the purposes of the definition of closing sale price as if our capital stock or similar equity interest were common stock) over the ten consecutive trading days beginning on, and including, the effective date of the spin-off (the "valuation period"); and

MP0 = the average of the closing sale price of our common stock over the valuation period.

Any adjustment pursuant to this clause (b) will occur immediately after the close of business on the last trading day of the valuation period; provided that in respect of any conversion date occurring during the valuation period, references to ten trading days within the portion of this clause (b) related to "spin-offs" shall be deemed replaced with the lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date in determining the adjustment to the applicable base conversion rate.

If any such dividend or distribution described in this clause (b) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would be in effect if the dividend or distribution had not been declared. In no event will the base conversion rate be decreased pursuant to this clause (b).

If, on April 15, 2013, the volume-weighted average closing price for one share of our common stock for the immediately preceding 30 trading days (the "reset day price") is less than the base conversion price then in effect, the base conversion rate shall be adjusted so that the base conversion price is equal to the reset day price.

Without limiting the foregoing, the applicable base conversion rate will not be adjusted upon certain events, including but not limited to:

• the issuance of shares of our common stock or options (i) to our employees, officers or directors pursuant to any stock or option plan duly adopted and in effect as of the date of the supplemental indenture or (ii) duly adopted after the date thereof by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose;
• the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes are issued, provided that the exercise price or conversion rate of such security has not been reduced since that date;
• a change in the par value of our common stock; or
• dividends or distributions accumulated and unpaid as of the date of the supplemental indenture.

Notwithstanding anything to the contrary herein, no adjustment to the base conversion rate shall be made if it would cause the base conversion price to be less than $0.50 (as adjusted for stock splits, recapitalizations and similar events).

Make-Whole Premium

In addition to the amounts described elsewhere in this prospectus, holders that surrender their notes for conversion, including surrender pursuant to an automatic conversion, are entitled to receive a make-whole premium consisting of additional shares of our common stock. The make-whole premium is determined by the following formula:

MW = ((.25 × P)-R) / C

where

MW = number of additional shares of our common stock per $1,000 principal amount of notes surrendered for conversion;

P = the aggregate principal amount of notes converted;

R = the aggregate interest paid on the notes before the applicable conversion date; and

C = 95% of the volume-weighted average closing price of our common stock for the ten trading days immediately preceding the conversion date.

Business Combinations

In the case of the following events (each, a "business combination"):

• any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;
• any consolidation, merger or combination to which we are a party;
• any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of us and our subsidiaries; or
• any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, then from and after the effective date of the business combination, the settlement of the conversion obligation will be based on, and each conversion share deliverable in respect of any such settlement will consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of common stock upon the business combination. For purposes of the foregoing, where a business combination involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make the election. We may not become a party to any transaction of that type unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes before the effective date of the business combination.

Conversion at the Option of the Company

If at any time on or after June 14, 2013 and before the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 30 consecutive trading days, then all outstanding notes may, at the option of the Company and subject to holder and stockholder compliance with certain procedures, be converted into common stock. Upon such a conversion, interest on the notes will cease to accrue, and the holders thereof will have no right in respect of such notes except the right to receive our common stock and cash, if any, to which they are entitled.

Limitation on Conversion Prior to Shareholder Approval

Notwithstanding any other provision of the indenture or the notes, the aggregate number of shares of our common stock issued upon conversion of the notes or upon exercise of the warrants may not exceed 19.9% of either (x) the total number of shares of our common stock outstanding on the date of this prospectus or (y) the total voting power of our securities outstanding on the date of this prospectus that are entitled to vote on a matter being voted on by holders of our common stock unless and until we have obtained shareholder approval. For purposes of this conversion limitation, "shareholder approval" means the approval by our shareholders of the issuance of all shares of our common stock issuable upon conversion of the notes and exercise of the warrants in accordance with the listing rules of The NASDAQ Global Select Market. We have agreed to obtain shareholder approval by August 14, 2011. Our majority stockholder has entered into a voting agreement to vote in favor of the transaction.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

If a "fundamental change," as described below, occurs, each holder will have the right to require us to purchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be purchased plus, except as described below, the applicable fundamental change make-whole amount, as described in the indenture, if any, and any accrued and unpaid interest to, but excluding, the "fundamental change purchase date," as described below (such purchase price, the "fundamental change purchase price"). If the fundamental change purchase date is after a record date and on or before the related interest payment date, however, then the interest payable on that date will be paid to the holder of record of the notes on the relevant record date (which may or may not be the same person to whom we will pay the fundamental change purchase price), and the fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased plus the applicable fundamental change make-whole amount, if any.

A "fundamental change" means the occurrence of a change of control or a termination of trading, each as defined below.

A "change of control" means the occurrence of any of the following events:

        (1)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more (or, if such person is Thermo Capital Partners LLC, 70% or more) of the total voting power of all outstanding voting stock of the company; or

        (2)   the company consolidates with, or merges with or into, another person or the company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; provided , however, that any such transaction will not be a change of control if immediately after such transaction the person or persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately before the transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the company, "beneficially own or owns" (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

        (3)   the first day on which the continuing directors, as defined below, cease for any reason to constitute a majority of the board of directors of the company; or

        (4)   the adoption of a plan of liquidation or dissolution of the company.

A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States.

In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the investors.

We or our subsidiaries may, to the extent permitted by applicable law, at any time purchase any or all of the notes in the open market or by tender at any price or by private agreement. Any note purchased by us or any of our subsidiaries will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be cancelled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to purchase the notes when required would result in an event of default under the indenture. See "Risk Factors—Risks Related to the Notes and the Offering—We may not have the ability to purchase notes when required under the terms of the notes."

No notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and the acceleration has not been rescinded, on or before the relevant fundamental change purchase date.

Certain Covenants

The Indenture contains, among other things, the following covenants:

Limitations on Indebtedness.  The Company will not, and will not permit any subsidiary to, create, incur, assume or suffer to exist any Financial Indebtedness except:

(a)	The facility obligations;

(b)	Indebtedness incurred in connection with the interest rate cap agreement we entered into in connection with the Facility Agreement;

(c)	Indebtedness incurred in connection with any hedging agreement required pursuant to the Facility Agreement;

(d)	Certain obligations existing at the time we originally entered into the Facility Agreement;

(e)	Guarantees of the facility obligations;

(f)	unsecured:

(i)	Subordinated indebtedness owed by the Company or any subsidiary that has guaranteed the facility obligations (a “facility obligor”) to another facility obligor;

(ii)	Subordinated indebtedness owed by any facility obligor to a foreign subsidiary;

(iii)	Indebtedness owed by a foreign subsidiary to any facility obligor;

(iv)	Indebtedness owed by a foreign subsidiary to another foreign subsidiary and permitted under the Facility Agreement; and

(v)	Guarantees by the Company on behalf of any facility obligor or foreign subsidiary not to exceed $1,000,000 in aggregate;

(g)
Indebtedness pursuant to the following paragraphs (i) to (v) (and any extension, renewal, replacement or refinancing thereof, but not to increase the aggregate principal amount), provided that such Indebtedness meets certain requirements of the Facility Agreement:

(i)
Indebtedness of the Company and its subsidiaries incurred in connection with capital leases and/or purchase money indebtedness of the Company and its subsidiaries in an aggregate amount not to exceed $25,000,000 on any date of determination;

(ii)
Indebtedness of a person existing at the time such person became a subsidiary or assets were acquired from such person not exceeding $10,000,000, to the extent such indebtedness was not incurred in connection with or in contemplation of, such person becoming a subsidiary or the acquisition of such assets, which transactions do not exceed at any time $25,000,000;

(iii)	Guarantees with respect to indebtedness permitted pursuant to this paragraph (g);

(iv)	Indebtedness of foreign subsidiaries, not to exceed in the aggregate at any time outstanding $2,000,000; and

(v)
Subordinated indebtedness not otherwise permitted pursuant to this paragraph (g) in an aggregate amount outstanding not to exceed $200,000,000), including the notes, at any time, provided that, no Event of Default has occurred and is continuing under the Facility Agreement and such indebtedness has been subordinated to the facility obligations pursuant to an intercreditor agreement acceptable to the agent for the Facility Agreement;

(h)
Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or one of its subsidiaries in the ordinary course of trading, not to exceed in the aggregate at any time outstanding $10,000,000;

(i)
Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument in the ordinary course of trading inadvertently drawn against insufficient funds, provided however, that such indebtedness is extinguished within 5 business days and does not exceed in the aggregate at any time outstanding $10,000,000;

(j)
Indebtedness arising from any agreement by the Company or any of its subsidiaries providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performances of the acquired or disposed assets or similar obligations incurred by any person in connection with the acquisition or disposition of assets or capital stock as permitted by the Facility Agreement, provided that such indebtedness does not exceed in the aggregate at any time outstanding $10,000,000; and

(k)	Indebtedness otherwise approved by the agent for the Facility Agreement in writing.

Notwithstanding the foregoing, the aggregate amount of guarantee obligations incurred by Guarantors in respect of indebtedness permitted pursuant to paragraphs (f) and, other than with respect to the notes, (g), and, other than with respect to the facility obligations and certain related obligations, (k) of this covenant after June 14, 2011 shall not exceed in the aggregate at any time outstanding $100,000,000.

Limitations on Liens. The Company shall not, and shall not permit any subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

(a)	Liens securing the facility obligations;

(b)	Liens existing at the time we first entered into the Facility Agreement;

(c)
Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)	the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of trading:

(i)	which are not overdue for a period of more than 90 days; or

(ii)	which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)
Liens consisting of deposits or pledges made in the ordinary course of trading in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(f)
Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of trading;

(g)	Liens existing on any asset of any person at the time such person becomes a subsidiary or is merged or consolidated with or into a subsidiary which:

(i)	were not created in contemplation of or in connection with such event; and

(ii)
do not extend to or cover any other property or assets of the Company or any subsidiary, so long as any indebtedness related to any such Liens is permitted under paragraph (g)(ii) of the limitations on indebtedness covenant;

(h)	Liens securing indebtedness permitted under paragrapn (g)(i) of the limitations on indebtedness covenant; provided that:

(i)	such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset;

(ii)	such Liens do not at any time encumber any property other than the property financed by such indebtedness;

(iii)	the amount of indebtedness secured thereby is not increased; and

(iv)	the principal amount of indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)
Liens securing indebtedness permitted under paragraph (g)(iv) of the limitations on indebtedness covenant, provided that such liens do not at any time encumber any property other than that of the applicable foreign subsidiary obliged with respect to such indebtedness;

(j)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of trading;

(k)	Liens incurred or deposits made in the ordinary course of trading in connection with workers’ compensation, unemployment insurance and other types of social security;

(l)	rights of banks to set-off deposits against debts owed to such banks;

(m)
Liens upon specific items of inventory or other goods and proceeds of the Company and its subsidiaries securing their obligations in respect of bankers’ acceptances issued or created for the account of any such person to facilitate the purchase, storage or shipment of such inventory or other goods;

(n)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its subsidiaries relating to such property or assets;

(p)	Liens on assets that are the subject of a sale and leaseback transaction otherwise permitted by the Indenture;

(q)
Liens securing certain obligations to our satellite vendors, provided that such Lien does not attach or encumber any asset or property of the Company or any subsidiary thereof other than the asset or personal property which is the subject of such obligation or the escrow account created in connection with the Facility Agreement;

(r)	Liens securing indebtedness permitted by paragraphs (b) or (c) of the “Limitations on Indebtedness” covenant;

(s)	Liens not otherwise permitted under the indenture securing obligations not at any time exceeding in aggregate $5,000,000; and

(t)	Liens otherwise approved by the agent under the Facility Agreement in writing.

Limitations on Mergers and Liquidations.  The Company shall not, and shall not permit any subsidiary to, merge, consolidate or enter into any similar combination with any other person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)
any wholly-owned subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving person) or with or into any other facility obligor (provided that the facility obligor shall be the continuing or surviving person);

(b)
any wholly-owned subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly-owned subsidiary; (provided that if the transferor in such a transaction is a facility obligor, then the transferee must either be the Company or another facility obligor;

(c)
any wholly-owned subsidiary of the Company may merge with or into the person such wholly-owned subsidiary was formed to acquire in connection with an acquisition permitted under the Facility Agreement; and

(d)	any subsidiary of the Company may wind-up into the Company or any facility obligor.

Limitations on Loans, Investments and Acquisitions.  The Company shall not, and shall not permit any subsidiary to, purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or any other investment or interest whatsoever in any other person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person except:

(a)	investments:

(i)	existing on the day we first entered into the Facility Agreement in subsidiaries existing on such date;

(ii)	after the day we first entered into the Facility Agreement:

(1)	subsidiaries existing on the day we first entered into the Facility Agreement; and/or

(2)	subsidiaries formed after the day we first entered into the Facility Agreement, provided that, in each case:

(x)	the Company and its subsidiaries have complied or comply with the applicable provisions of the Facility Agreement; and

(y)	the amount of any such investments in a foreign subsidiary shall not exceed the foreign investment limitation in the Facility Agreement as of the date of such investment;

(iii)	Other investments existing on the day we first entered into the Facility Agreement;

(iv)	by any subsidiary in the Company;

(b)	investments in:

(i)	marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within 120 days from the date of acquisition thereof;

(ii)	commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s;

(iii)
certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better from either S&P or Moody’s; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

(iv)
time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and

(v)	other investments permitted by the Company’s investment policy as it existed on the day we first entered into the Facility Agreement;

(c)
investments by the Company or any of its subsidiaries in the form of acquisitions or joint venture investments permitted under the Facility Agreement; provided that the amount of any such investments in a foreign subsidiary (or any entity that would constitute a foreign subsidiary if the Company or one of its subsidiaries owned more than fifty percent (50%) of the outstanding capital stock of such entity) shall not exceed the foreign investment limitation in the Facility Agreement as of the date of such investment;

(d)	Hedging agreements permitted pursuant to the “Limitations on Indebtedness” covenant;

(e)	purchases of assets in the ordinary course of trading;

(f)	investments in the form of loans and advances to employees in the ordinary course of trading, which, in aggregate, do not exceed at any time $500,000;

(g)	intercompany indebtedness permitted pursuant to the “Limitations on Indebtedness” covenant;

(h)
loans to one or more officers or other employees of the Company or its subsidiaries in connection with such officers’ or employees’ acquisition of capital stock of the Company in the ordinary course of trading, consistent with the Company’s equity incentive plan, which, in aggregate, do not exceed at any time $500,000;

(i)	endorsement of cheques or bank drafts for deposit or collection in the ordinary course of trading;

(j)	performance, surety and appeal bonds;

(k)	investments consisting of non-cash consideration received by the Company or any of its subsidiaries from the sale of assets or capital stock of a subsidiary as permitted by the Facility Agreement; and

(l)	investments in Globaltouch (West Africa) Limited provided that:

(i)	the amount of such investment does not exceed $5,000,000 including any such investment made prior to the Facility Initial Closing Date;

(ii)	the investment complies with the applicable paragraphs of the definition of “Permitted Joint Venture Investments” in the Facility Agreement; and

(iii)	the Company has complied with the applicable provisions of the Facility Agreement.

Limitations on Asset Dispositions.  The Company shall not, and shall not permit any subsidiary to, make any asset disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a)	the sale of inventory in the ordinary course of trading;

(b)	the sale of obsolete, damaged, worn-out or surplus assets no longer needed in the business of the Company or any of its subsidiaries;

(c)
any lease or sub-license of spectrum subject to a communications license; provided that such lease or sub-license is on bona fide arms length terms at the time such agreement is entered into and does not have, and could not reasonably expected to have, a material adverse effect;

(d)	the transfer of assets to the Company or any other facility obligor permitted pursuant to the “Limitations on Loans, Investments and Acquisitions” covenant; and

(e)	the sale or discount without recourse of accounts receivable arising in the ordinary course of trading in connection with the compromise or collection thereof.

Limitations on Dividends and Distributions. The Company shall not pay or make any dividend, payment in respect of subordinated debt or other shareholder distribution:

(a)	prior to November 15, 2011; and

(b)	thereafter, unless on the date for the proposed shareholder distribution such distribution is permitted under the Facility Agreement.).

Transactions with Affiliates.  The Company shall not, and shall not permit any subsidiary to, directly or indirectly:

(a)
make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other affiliates, or subcontract any operations to any of its affiliates; or

(b)	enter into, or be a party to, any other transaction not described in clause (a) above with any of its affiliates other than:

(i)	transactions permitted by the “Limitations on Indebtedness” or “Limitations on Loans, Investments and Acquisitions” covenant;

(ii)	affiliate transactions existing at the time the Company initially entered into the Facility Agreement;

(iii)	normal compensation and reimbursement of reasonable expenses of officers and directors including adoption of a restricted stock bonus or purchase plan;

(iv)
other transactions in the ordinary course of trading on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Company;

(v)	the Company’s incentive compensation plan; and

(vi)	transactions pursuant to the Facility Agreement and related documents.

No Layering of Financial Indebtedness.  the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinate or junior in right of payment to any senior debt of the Company specified in the Indenture, including the facility obligations (“defined senior debt”), and senior in right of payment to the notes.  No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinate or junior in right of payment to the defined senior debt of such Guarantor and senior in right of payment to such Guarantor’s obligations under the Guaranty.

Additional Guarantors

We are required under the Indenture to notify the Trustee in writing of the creation or acquisition of any domestic subsidiary and to cause such person to become a guarantor of the notes  if such person becomes a guarantor of the facility obligations.  If the facility obligations have been indefeasibly paid in full and the Company has no further obligations under the Facility Agreement and related documents, we are required to cause any domestic subsidiary created or acquired thereafter promptly (and in any event within 60 days) to become a guarantor of the notes.

Events of Default; Waiver and Notice; Acceleration of Maturity

The following are events of default under the indenture for the notes:

• failure by us to pay interest on the notes within five business days of the applicable interest payment date;

• failure by us to pay the principal of (or premium, if any, on) any note at its maturity;

• failure by us to obtain shareholder approval within 60 days of closing;

• default in the performance, or breach, of the our covenant to not consolidate or merge, except in limited circumstances;

• default in the performance, or breach, of any other covenant in the indenture and continuance of such default or breach for a period of 45 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 50% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied;

• default in the performance, or breach, of the covenants limiting indebtedness, liens, loans, investments and acquisitions, and layering of indebtedness and the continuance of such default or breach for a period of 45 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 20% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied;

• we or any of our significant subsidiaries, under or within the meaning of any bankruptcy law, commences a voluntary case or proceeding, consents to the entry of any order for relief against it in an involuntary case or proceeding, consents to the appointment of a custodian of it or for all or substantially all of our or its property, makes a general assignment for the benefit of its creditors, consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, takes any corporate action to authorize or effect any of the foregoing, or takes any comparable action under any foreign laws relating to insolvency;

• a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us or any of our significant subsidiaries in any involuntary case, appoints a custodian of us or any of our significant subsidiaries for all or substantially all of our or its property, or orders the liquidation or winding up of us or any of our significant subsidiaries, and the order or decree remains unstayed and in effect for 30 consecutive days;

• failure by us to comply with our obligation to convert the notes into shares of common stock upon exercise of a holder's conversion right and, if applicable, failure by us to deliver any make-whole premium;

• failure by us to provide to the holders notice of a fundamental change;

• default by us or any of our subsidiaries in the payment of principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness of us or indebtedness of any of our subsidiaries for money borrowed in excess of $5 million in the aggregate, whether the indebtedness exists or shall hereafter be created, resulting in the indebtedness becoming or being declared due and payable, and the acceleration shall not have been rescinded or annulled within 30 days after written notice of the acceleration has been received by us or our subsidiary from the trustee (or has been received by us or our subsidiary, as the case may be, and the trustee from holders of at least 50% in principal amount of the outstanding notes); and

• failure by us or any of our subsidiaries to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $10 million, if the judgments are not paid, discharged or fully bonded against within 60 days.

Subject to certain limitations, the holders of at least 80% of the aggregate principal amount of the outstanding notes may waive, on behalf of all of the holders of the notes, any event of default set forth above and its consequences, except an event of default referred to in the first or eighth bullet point above.

At any time that an event of default (other than an event of default arising solely from our failure to comply with applicable reporting obligations) has occurred and is continuing, additional interest shall accrue on the notes at a rate equal to 2.50% per annum of the principal amount of the notes. The additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first regular interest payment date following the date on which the additional interest began to accrue on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default first occurs to, but not including, the date on which the event of default is cured or waived.

To the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations described below under the caption "—Reports," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 45 days after the occurrence of the event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first regular interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations described below under the heading "—Reports," or a failure to comply with Section 314(a)(1) of the Trust Indenture Act first occurs to, but excluding, the 45th day thereafter (or any earlier date on which the event of default shall have been cured or waived). On such 45th day (or earlier, if the event of default relating to such reporting obligations and Section 314(a)(1) of the Trust Indenture Act is cured or waived before such 45th day), the special interest will cease to accrue and, if the event of default relating to the reporting obligations and Section 314(a)(1) of the Trust Indenture Act has not been cured or waived before the 45th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations described below under "—Reports," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of the election on or before the close of business on the date on which the event of default first occurs.

We will furnish the trustee with written notice of an event of default within 30 days after the occurrence of the event.

If an Event of Default with respect to notes occurs and is continuing, then in every such case the Trustee or the Holders of at least 20% in aggregate principal amount of the notes may declare the principal amount, together with any accrued and unpaid interest thereon, of all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), together with any accrued and unpaid interest thereon, shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in paragraph (f) or (g) of Section 5.1 of the Original Indenture occurs, the notes of any series at the time outstanding shall be due and payable immediately without further action or notice.

Modification of the Indenture

Subject to certain exceptions, the indenture may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. The indenture may not be amended without the consent of each holder of an outstanding note affected to, among other things:

• reduce the fundamental change purchase price or the redemption price payable with respect to any note;
• change the principal amount, rate of interest or maturity date of any note;
• change our obligation to redeem the notes on a redemption date in a manner adverse to the holder;
• change our obligation to purchase any note upon a fundamental change in a manner adverse to the holder;
• reduce or otherwise modify the make-whole premium in a manner adverse to the holder;
• change the place or the coin or currency of payment of principal of, or any premium or interest on, any note;
• impair the right to institute suit for the enforcement of any payment due on any note;
• reduce the percentage in principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the Indenture;
• reduce the percentage in principal amount of outstanding notes of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
• modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;
• reduce or otherwise modify the fundamental change make-whole amount in a manner adverse to any holder; or
• impair the right of a holder to convert any note or reduce the amount of cash or the number of shares of common stock (or any other property) receivable upon conversion of any note.

We and the trustee may, without the consent of any holder of notes, amend or supplement the indenture to, among other things:

• cure any ambiguity, omission, defect or inconsistency in the indenture;
• correct or supplement any provision in the indenture;
• make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of the notes are not adversely affected in any respect (provided that such amendment made solely to conform the provisions of the indenture to the corresponding description of the notes contained in a prospectus supplement shall not be deemed to adversely affect the interests of the holders of the notes); or
• provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer, sale, conveyance, lease or other disposition of all or substantially all of our property and assets.

Subordination

The payment of the principal of, and interest and premium, if any, on the notes, as well as all amounts payable pursuant to the Guaranty, are subordinated in right of payment to the prior indefeasible payment in full, in cash, of our existing and future obligations under the COFACE credit facility. The COFACE facility will substantially restrict your ability to exercise remedies in respect of the notes, including upon an event of default. We may not, directly or indirectly, pay the principal of, or interest or premium, if any, on the notes unless the payment is a "permitted payment" within the meaning of the indenture. "Permitted payments" consist of (a) payments in the form of additional notes, (b) stockholder distributions expressly permitted under the COFACE credit facility and (c) payments after all of our obligations under the COFACE credit facility have been indefeasibly paid in full. The notes are subordinated to all of our obligations under the COFACE credit facility. In addition, this facility includes covenants that will prevent us from paying cash on the notes (including payments upon maturity of the notes or upon a fundamental change) at any time during the availability period of loans under the facility, which we currently expect will end no later than November 15, 2011 and only under very limited circumstances thereafter. Notwithstanding the foregoing restrictions, the subordination of the notes to our existing and future senior debt will not prevent holders from surrendering their notes for conversion or an automatic conversion of the notes.

Upon the payment in full of our senior debt, the holders will be subrogated to the rights of the holders of our senior debt to receive payments or distributions of cash, property or securities made on the senior debt until the principal of, premium, if any, and interest on the notes is paid in full; and, for the purposes of this subrogation, no payments or distributions to the holders of the senior debt of any cash, property or securities to which the holders or the trustee on their behalf would be entitled except for the provisions of the indenture, and no payment to the holders of senior debt by the holders or the trustee on their behalf shall, as between us, our creditors other than holders of senior debt, and the holders, be deemed to be a payment by us to or on account of the senior debt.

If any payment or distribution to which the holders would otherwise have been entitled but for the provisions of the indenture shall have been applied to the payment of all amounts payable under senior debt, then, and in such case, the holders shall be entitled to receive from the holders of such senior debt any payments or distributions received by such holders of senior debt in excess of the amount required to make payment in full, in cash or cash equivalents, of such senior debt of such holders.

Nothing contained in the indenture or the notes is intended to or shall impair, as among us and the holders, our obligation, which is absolute and unconditional, to pay to the holders the principal of, premium, if any, and interest on the notes as and when the same shall become due and payable, or is intended to or shall affect the relative rights of the holders and our creditors other than the holders of the senior debt, nor shall anything prevent the holders or the trustee on their behalf from exercising all remedies otherwise permitted by applicable law upon default under the indenture.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, on any fundamental change purchase date, or upon conversion or otherwise, cash or shares of our common stock (in respect of conversions), if any, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Reports

We will be required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the trustee all reports, if any, as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

Information Concerning the Trustee

U.S. Bank, National Association will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate the conflict or resign.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of the mailing.

DESCRIPTION OF THE WARRANTS

The warrants offered in this offering will be issued pursuant to subscription agreements between us and each of the investors. You should review a copy of the form of subscription agreement and form of warrant, each of which has been filed with the Securities and Exchange Commission by us as an exhibit to our Current Report on Form 8-K dated June 21, 2011, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants.

Exercise of Warrants

Subject to certain limitations, holders may exercise the warrants, in whole or in part, at any time during the exercise period. The exercise period began the day of issuance and ends five years after the date the warrants were originally issued. Holders may exercise their warrants by delivering to us a duly executed exercise notice and payment of the exercise price (except in the case of a cashless exercise, as discussed below). Notwithstanding the foregoing, holders may not exercise their warrants unless we have obtained the approval of our stockholders to issue shares of our common stock upon exercise of the warrants in accordance with the listing rules of The NASDAQ Global Select Market. Our majority stockholder has entered into a voting agreement to vote in favor of this transaction.

Cashless Exercise

If at any time during the exercise period the fair market value of our common stock exceeds the exercise price, a holder may elect to effect a cashless exercise of warrants (in whole or in part), in which event we are obligated to issue to the holder a number of shares of our common stock equal to A divided by B, where A is equal to the number of shares with respect to which the warrant is being exercised multiplied by the difference between the fair market value per share of our common stock and the exercise price and B is equal to the exercise price.

Exercise Price

The exercise price per share of common stock purchasable upon exercise of the warrants is $1.25 per share of common stock being purchased. The exercise price is subject to appropriate adjustment, no lower than $0.20, in the case of stock splits, stock combinations, reclassifications or similar events affecting our common stock.

If, at the opening of business on April 15, 2013, the trailing 30-day volume-weighted average closing price of one share of our common stock is less than the exercise price then in effect, the exercise price shall reset to such price; provided, however, that such reset shall not occur if the reset price would be equal to or greater than the exercise price then in effect.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the subscription agreements, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to apply for the listing of the warrants on The NASDAQ Global Select Market, any national securities exchange or other nationally recognized trading system.

Fundamental Transactions

We may not enter into or be a party to any fundamental transaction, as described in the warrants and generally including any capital reorganization, reclassification of our capital stock, consolidation or merger with another entity in which we are not the survivor, or the sale, transfer or other disposition of all or substantially all of our assets to another entity, unless the successor entity assumes the warrants and agrees to deliver to each holder, in exchange for its warrants, a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the warrants and exercisable for a corresponding number of shares of capital stock equivalent to the shares of common stock acquirable upon exercise of the warrants before the fundamental transaction. Upon the occurrence of any fundamental transaction, the successor entity may exercise every right and power granted to us under the warrants and shall assume all of our obligations therein. In addition to any other rights contained in the warrants, before the closing of any fundamental transaction pursuant to which holders of shares of our common stock are entitled to receive securities or other assets with respect to or in exchange for shares of our common stock, we are obligated to make appropriate provision to insure that the holders will have the right to receive upon an exercise of their warrants at any time after the closing of the fundamental transaction but before the end of the exercise period, in lieu of the shares of the common stock (or other securities, cash, assets or other property) purchasable upon the exercise of the warrants before the fundamental transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) that the holders would have been entitled to receive upon the happening of the fundamental transaction had the warrants been exercised immediately before the fundamental transaction. If holders of common stock are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following the fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, at the request of the holder delivered at least 15 days before the closing, we (or the successor entity) are obligated to purchase the warrants from the holder by paying to the holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the fundamental transaction.

No Stockholder Rights

Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments

Any term of a specific warrant may be amended or waived with our written consent and the written consent of the holder of such warrant.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold from time to time by the Selling Securityholders.  The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, distribution or other non-sale related transfer.  Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  Selling Securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	over-the-counter distribution in accordance with the rules of The NASDAQ Stock Market;

•	in privately negotiated transactions;

•	short sales; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the shares, a Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with a Selling Securityholder.  A Selling Securityholder also may sell the common stock short and redeliver the shares to close out such short positions.  A Selling Securityholder also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of shares offered by this prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  A Selling Securityholder may pledge shares to broker-dealers or other financial institutions, and, upon a default, a broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by a Selling Securityholder may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from a Selling Securityholder in amounts to be negotiated prior to the sale.

In offering the shares covered by this prospectus, a Selling Securityholder and any broker-dealers who execute sales for a Selling Securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by a Selling Securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates.  In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for Globalstar by Taft Stettinius & Hollister LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of Globalstar, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Crowe Horwath LLP, independent registered public accounting firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy the Registration Statement, of which this prospectus is a part, including any exhibits filed with it, and all other reports or other information we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains a Website at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our website at http://www.globalstar.com. However, any information that is included on or linked to our website is not a part of or incorporated by reference into this prospectus.

This prospectus is part of a Registration Statement that we filed with the SEC.  The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits.  You may obtain a copy of the Registration Statement from the SEC address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

We incorporate by reference our documents listed below (File No. 001-33117) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the sale of all the shares covered by his prospectus (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any related exhibits). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

•	Annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 31, 2011;
•	Quarterly report on Form 10-Q for the quarters ended March 31, 2011, and June 30, 2011 as filed with the SEC on May 5, 2011 and August 5, 2011 (as amended on August 12, 2011 respectively;
•
Current reports on Form 8-K, as filed with the SEC on January 7, 2011, February 4, 2011, March 21, 2011, March 25, 2011, May 23, 2011 and June 20, 2011 (as amended June 21, 2011), July 29, 2011 and August 24, 2011; and

•
The description of our capital stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 2006, and any amendment or report filed thereafter for the purpose of updating such information.

You may request a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Globalstar, Inc.
Attention: Investor Relations
300 Holiday Square Blvd.
Covington, Louisiana 70433
Telephone: (985) 335-1505

$18,000,000

Globalstar, Inc.

$18,000,000 Aggregate Principal Amount of 5.0% Convertible Senior Unsecured Notes

Guarantees of the 5.0% Convertible Senior Unsecured Notes

Warrants to Purchase 7,200,000 Shares of Common Stock

Shares of Common Stock Issuable upon Conversion of Notes and Exercise of Warrants

PROSPECTUS

September 2, 2011